As filed with the Securities and Exchange Commission on May 17,
1996
                              Registration No. 333-

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-8

                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                          SEALED AIR CORPORATION
            (Exact Name of Issuer as Specified in its Charter)

   Delaware                               No. 22-1682767
(State or Other Jurisdiction of         (I.R.S. Employer
Incorporation or Organization)       Identification Number)

                         Park 80 East
              Saddle Brook, New Jersey 07663-5291
     (Address and Zip Code of Principal Executive Offices)

             RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
                         OF SEALED AIR CORPORATION
                         (Full Title of the Plan)

                         H. KATHERINE WHITE, ESQ.
                  Assistant General Counsel and Secretary
                          SEALED AIR CORPORATION
                               Park 80 East
                    Saddle Brook, New Jersey 07663-5291
                  (Name and Address of Agent for Service)

Telephone Number, Including Area Code, of Agent for Service:
201-791-7600


                      CALCULATION OF REGISTRATION FEE

Title of                   Proposed             Proposed       Amount of
securities                 maximum              maximum        registration
to be        Amount to be  offering             aggregate      fee
registered   registered    price per            offering
                           unit                 price

Common Stock-  67,800      $1.00 per share      $1,137,284      $392.17
par value      shares      for 36,400 shares*
$0.01 per                  and $35.06 per
share                      share for 31,400
                           shares**

*Fee for shares registered for future offerings under the Restricted Stock Plan for Non-Employee Directors, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and (c) and based on the average of the high and low prices of the Corporation's Common Stock reported in the consolidated reporting system for New York Stock Exchange traded securities on May 13, 1996.
**Fee for shares covered by enclosed reoffer prospectus covering 31,400 restricted securities previously issued under the Restricted Stock Plan for Non-Employee Directors that is being filed with this Registration Statement on Form S-8, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Corporation's Common Stock reported in the consolidated reporting system for New York Stock Exchange traded securities on May 13, 1996.

PROSPECTUS

                               31,400 SHARES

                          SEALED AIR CORPORATION

                               COMMON STOCK
                        (PAR VALUE $0.01 PER SHARE)

          This Prospectus relates to 31,400 outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of Sealed Air Corporation, a Delaware corporation ("Sealed Air"), that may be sold by certain stockholders (the "Selling Stockholders") of Sealed Air. All Selling Stockholders are present or former directors of Sealed Air. See "Plan of Distribution" for a brief description of the plan of distribution of the Shares. Sealed Air will not receive any proceeds from the sale of the Shares. All share amounts in this Prospectus have been adjusted to reflect two-for-one split-ups of the Common Stock in the nature of stock dividends distributed in September 1992 and September 1995.

          The Common Stock is traded on the New York Stock
Exchange.  The last reported sale price of Sealed Air Common
Stock on the New York Stock Exchange-Composite Transaction Index on May 16, 1996 was $36.00 per share.

          Neither delivery of this Prospectus nor any disposition or acquisition of Common Stock made pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or incorporated by reference herein since the date of this Prospectus or since the dates as of which information is set forth herein or incorporated by reference herein. No person is authorized to give any information or to make any representations other than as contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by Sealed Air. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of the Common Stock in any state to any person to whom it is unlawful to make such offer or solicitation in such state.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is May 17, 1996.

                    STATEMENT OF AVAILABLE INFORMATION

          Sealed Air is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information filed by Sealed Air can be inspected and copied at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at regional public reference facilities maintained by the SEC located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Certain of such materials are also available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). Copies of such material can be obtained from the Public Reference Section of the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Sealed Air's reports, proxy statements and other information concerning Sealed Air can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          Sealed Air has filed with the SEC a Registration Statement (together with all amendments and exhibits thereto, "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted from this Prospectus in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by Sealed Air (File No.
1-7834) with the SEC are hereby incorporated by reference into this Prospectus:

          (a) Sealed Air's Annual Report on Form 10-K for the year ended December 31, 1995, which incorporates by reference audited consolidated financial statements of Sealed Air for the three years ended December 31, 1995 that appear in Sealed Air's 1995 Annual Report to Stockholders;

          (b) Sealed Air's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

          (c) the description of Sealed Air's capital stock which is contained in Item 1 of Sealed Air's Registration
Statement on Form 8-A dated May 1, 1979.

          All documents filed by Sealed Air with the SEC pursuant to Section 13(a), 13 (c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document.

          Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          COPIES OF THE ABOVE DOCUMENTS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) MAY BE OBTAINED UPON ORAL OR WRITTEN REQUEST WITHOUT CHARGE BY THE SECRETARY, SEALED AIR CORPORATION, PARK 80 EAST, SADDLE BROOK, NEW JERSEY 07663-5291 (TELEPHONE NUMBER 201-791-7600).

                                THE COMPANY

          Sealed Air Corporation and its subsidiaries are engaged primarily in the manufacture and marketing of protective and specialty packaging materials and systems.

          Originally formed in 1960, Sealed Air is incorporated in the State of Delaware, and its principal executive office is located at Park 80 East, Saddle Brook, New Jersey 07663-5291
(Telephone:  201-791-7600).

                           SELLING STOCKHOLDERS

          The Shares subject to this offering, as listed below, may be offered hereunder from time to time by the Selling
Stockholders named below so long as the Registration Statement of which this Prospectus forms a part remains effective:

                      Number of Shares     Number of Shares
Name of Selling       Held Prior           Subject to
  Stockholder         to This Offering     This Offering

John K. Castle           10,536                 5,200

Lawrence R. Codey         3,400                 3,200

Charles F. Farrell, Jr.  22,200                 5,800

David Freeman             3,200                 3,200

Shirley A. Jackson        6,000                 2,400

Alan H. Miller          479,210                 5,800

Robert L. San Soucie      9,000                 5,800

          All of the Shares subject to this offering were issued by Sealed Air pursuant to the Restricted Stock Plan for Non-Employee Directors of Sealed Air Corporation (the "Plan") during the period from the Plan's effective date of May 17, 1991 through June 1995. All of the Selling Stockholders named above are current or former directors of Sealed Air. Dr. Jackson, the only former director among the Selling Stockholders, served as a director of Sealed Air from May 1992 until May 1995. Mr. Codey and Mr. Freeman have served as directors since December 1993, Mr. Miller has served as a director since 1984, and the other Selling Stockholders have served as directors since 1971. None of the Selling Stockholders has been employed by Sealed Air, although
Mr. Miller was employed as the president of a subsidiary of Sealed Air for several months in 1983.

          None of the Selling Stockholders owns more than one percent of the outstanding shares of Sealed Air's Common Stock as of the date of this Prospectus except Mr. Miller, who owns approximately 1.1% of such shares (excluding the shares held by him that are subject to this offering).

                           PLAN OF DISTRIBUTION

          The Plan does not permit a Selling Stockholder to sell, transfer, pledge, encumber or otherwise dispose of shares issued under the Plan as long as the Selling Stockholder remains a director of Sealed Air, except that the Plan permits certain transfers of shares to indirect ownership or to family members, provided that such restrictions on transfer terminate upon the occurrence of any of certain events related to change of control of Sealed Air that are specified in the Plan. Since all of the Selling Stockholders except Dr. Jackson currently serve as directors of Sealed Air and none of the specified change of control events has occurred, only Dr. Jackson is currently free to sell shares under this Prospectus.

          Sealed Air has been advised that the Shares, once they are free of the restrictions described in the prior paragraph, may be sold from time to time by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest. Such sales may be made in one or more transactions on the New York Stock Exchange, including ordinary brokers' transactions, block transactions, privately negotiated transactions effected on that Exchange, or through sales to one or more brokers or dealers for resale of such Shares as principals on or off such Exchange, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Sealed Air has also been advised that usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales, where appropriate, and that no agreements, arrangements or understandings have been entered into with brokers or dealers pertaining to the distribution of the Shares. The Selling Stockholders and any brokers or dealers that participate with the Selling Stockholders in effecting transactions in the Shares may be deemed, without so admitting, to be underwriters. Any profits received by the Selling Stockholders and any discounts, fees or commissions received by such brokers or dealers might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any of the Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. Sealed Air will not receive any proceeds from the sale of the Shares. The Plan contains certain indemnification provisions between Sealed Air and the Selling Stockholders that may be deemed to cover this registration and offering.

                               LEGAL OPINION

          The validity of the shares of Common Stock offered hereby has been passed upon for Sealed Air by H. Katherine White, Esq., Assistant General Counsel and Secretary of Sealed Air. As of the date of this Prospectus, Ms. White was employed by Sealed Air and was the beneficial owner of approximately 24,980 shares of Sealed Air Common Stock.

                                  EXPERTS

          The consolidated financial statements and financial statement schedule of Sealed Air and its subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 incorporated by reference in this Prospectus and in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of such firm as experts in auditing and accounting.

                            PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The following documents filed by Sealed Air Corporation
("Sealed Air") (File No. 1-7834) with the Securities and Exchange
Commission are incorporated by reference into this Registration
Statement:

          (a) Sealed Air's Annual Report on Form 10-K for the year ended December 31, 1995, which incorporates by reference audited consolidated financial statements of Sealed Air for the three years ended December 31, 1995 that appear in Sealed Air's 1995 Annual Report to Stockholders;

          (b) Sealed Air's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and

          (c) the description of Sealed Air's common stock contained in Item 1 of Sealed Air's Registration Statement on
Form 8-A dated May 1, 1979.

          All documents filed by Sealed Air with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          The validity of the shares of Common Stock offered hereby has been passed upon for Sealed Air by H. Katherine White, Assistant General Counsel and Secretary of Sealed Air. As of the date of filing this Registration Statement, Ms. White was employed by Sealed Air and was the beneficial owner of approximately 24,980 shares of Sealed Air's Common Stock.

Item 6.  Indemnification of Directors and Officers.

          Section 145 of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that: (1) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses, judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to criminal cases, had no reasonable cause to believe such person's conduct was unlawful;
(2) under certain circumstances a corporation may indemnify a director or officer made party to, or threatened to be made party to, any action or suit by or in the right of the corporation for judgment in favor of the corporation because such person is or was a director, officer, employee or agent of the corporation, or because such person is or was so serving another enterprise at the request of the corporation, against expenses reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and (3) a director or officer shall be indemnified by the corporation against expenses reasonably incurred by such person in connection with and to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding clauses, or in defense of any claim, issue or matter therein.

          Under Article THIRTEENTH of the Registrant's
Certificate of Incorporation and Article VIII of the Registrant's By-Laws, indemnification of directors and officers is provided for to the fullest extent permitted under the General Corporation Law. Article EIGHTEENTH of the Registrant's Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty as directors, except to the extent such exemption from liability is not permitted under the General Corporation Law. The General Corporation Law, the Registrant's Certificate of Incorporation and the By-Laws of the Registrant permit the purchase by the Registrant of insurance for indemnification of directors and officers. The Registrant currently maintains directors and officers liability insurance.

          The foregoing summary of Section 145 of the General Corporation Law, Articles THIRTEENTH and EIGHTEENTH of the Certificate of Incorporation of the Registrant and Article VIII of the By-Laws of the Registrant is qualified in its entirety by reference to the relevant provisions of Section 145 and by reference to the relevant provisions of the Registrant's Certificate of Incorporation, which are incorporated herein by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, File No. 1-7834, and the relevant provisions of the Registrant's By-Laws, which are incorporated herein by reference to Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-7834.

          Under Sections 10(b) and 14 of the Restricted Stock Plan for Non-Employee Directors of the Corporation (the "Plan"), which is incorporated herein by reference to Exhibit 4.3 to this Registration Statement, the Registrant has provided for the indemnification of the non-employee directors who may receive awards under the Plan by the Registrant and for the indemnification of the Registrant by such non-employee directors against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

Item 7.  Exemption from Registration Claimed.

          The shares of Sealed Air's Common Stock that are to be reoffered or resold by certain current and former directors of Sealed Air by means of the reoffer prospectus filed with this Registration Statement were issued previously under the Plan to such directors under the private offering exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The availability of such exemption was based upon certain representations made by each such director in the respective Restricted Stock Purchase Agreement entered into with Sealed Air in connection with each award made to such director under the Plan.

Item 8.  Exhibits.

Exhibit No.                        Description

     4.1 Unofficial Composite Certificate of Incorporation of the Registrant as currently in effect (Exhibit
               3.2 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, File No. 1-7834) is incorporated herein by reference.

     4.2       By-Laws of the Registrant as currently in effect
               (Exhibit 3.3 to the Registrant's Annual Report on
               Form 10-K for the year ended December 31, 1993,
               File No. 1-7834, is incorporated herein by reference.)

     4.3 Restricted Stock Plan for Non-Employee Directors of the Company, as amended (Exhibit A to the Registrant's Proxy Statement for the annual meeting to be held on May 17, 1996, File No. 1-7834, is incorporated herein by reference).

     4.4       Form of Restricted Stock Purchase Agreement.

     5         Opinion of H. Katherine White, Assistant General
               Counsel and Secretary, Sealed Air Corporation, as to the legality of the securities being registered on this Registration Statement.

     23.1      Consent of KPMG Peat Marwick LLP

     23.2 Consent of Counsel (Contained in opinion filed as Exhibit 5 to this Registration Statement).

     24 Powers of Attorney (Contained in signature pages of this Registration Statement).


Item 9.  Undertakings.

          The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the amount of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in amount and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Saddle Brook, State of New Jersey, on this 17th day of May, 1996.

                              SEALED AIR CORPORATION
                              (Registrant)

                              By s/T. J. Dermot Dunphy
                              T. J. Dermot Dunphy
                              President

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose individual signature appears below hereby authorizes T.J. Dermot Dunphy, William V. Hickey and H. Katherine White, and each of them, as attorneys-in-fact, with full power of substitution, to execute, in the name and on behalf of each such person and in any and all capacities, and to file any amendment to this Registration Statement (and all other registration statements to which the prospectus related to this Registration Statement also relates pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, as amended), including any and all post-effective amendments.

    Signature               Title                     Date

s/T. J. Dermot Dunphy     President and Director  May 17, 1996
T .J. Dermot Dunphy       (Principal Executive
                           Officer)


s/Warren H. McCandless    Senior Vice President-   May 17, 1996
Warren H. McCandless      Finance(Principal
                          Financial and Accounting
                          Officer)

s/John K. Castle          Director               May 17, 1996
John K. Castle

s/Lawrence R. Codey       Director               May 17, 1996
Lawrence R. Codey

s/Charles F. Farrell, Jr. Director               May 17, 1996
Charles F. Farrell, Jr.

s/David Freeman           Director               May 17, 1996
David Freeman

s/Alan H. Miller          Director               May 17, 1996
Alan H. Miller

s/R.L. San Soucie         Director               May 17, 1996
R.L. San Soucie